Investor Relations: ICR, Inc. Brad Cohen bcohen@icrinc.com 212-217-6393	Media Contact: Capital Lease Funding, Inc. Maureen Scully Maureen@caplease.com 212-217-6300

CAPITAL LEASE FUNDING, INC. PRICES FIRST COLLATERALIZED DEBT OBLIGATION

New York, NY - February 4, 2005 - Capital Lease Funding, Inc. (NYSE: LSE) today announced the pricing of a $300 million collateralized debt obligation, or CDO. The long-term on-balance sheet fixed rate financing will be effected through two newly formed wholly-owned subsidiaries of CapLease. The subsidiaries will issue 5 classes of investment-grade notes with an aggregate principal amount of $285 million and preferred shares with a principal amount of $15 million. CapLease will retain $31.5 million in principal amount of the securities offered, comprised of the entire principal amount of the three most junior note classes and the preferred shares. The transaction is scheduled to close on March 10, 2005.

The Class A notes and the Class B notes have been rated by Moody’s and Standard & Poor’s at Aaa/AAA and Aa2/AA, respectively. The Class A notes will have a principal amount of $252 million and will bear interest at an effective fixed rate of 4.98%. The Class B notes will have a principal balance of $16.5 million and will bear interest at an effective fixed rate of 5.09%. Each class of notes will have a stated maturity in January 2040 and an expected maturity in January 2015. During the first five years of the CDO term, CapLease will have the ability to reinvest into the transaction new net lease assets with principal received from the collateral of the CDO.

The face value of the collateral in the initial portfolio will be approximately $300 million and will consist of approximately 74% of long-term credit tenant loans, 8% of corporate credit notes, 13% of structured interests in net lease commercial mortgage-backed securities (“CMBS”) transactions, and 5% of a mezzanine loan.

“We are delighted that we have priced our first CDO on terms that provide us with both favorable fixed rate financing of our net lease assets for at least 10 years as well as significant flexibility to redeploy and releverage principal within the structure. We look forward to continuing to use CDOs to finance our net lease assets as we continue to grow,” said Paul McDowell, CEO of CapLease.

The securities offered pursuant to the CDO will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capital Lease Funding, Inc.

Capital Lease Funding, Inc. is a real estate investment trust, or REIT, focused on financing and investing in commercial real estate that is net leased primarily to single tenants with investment grade or near investment grade credit ratings.

Forward-Looking and Cautionary Statements

Certain statements in this press release may constitute forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from CapLease’s expectations include changes in the credit ratings of the tenants underlying CapLease’s net lease investments and the other risks detailed in CapLease’s periodic filings with the SEC and its final prospectus for its initial public offering, including the section entitled “Risk Factors.” Copies of these documents are available on CapLease’s website at www.caplease.com and on the SEC’s website at www.sec.gov. CapLease does not undertake to update any forward-looking statement.